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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 24, 1996 on the consolidated financial statements of Union Bank and subsidiaries for the year ended December 31, 1995 (not presented herein), included in Form 8-K of UnionBanCal Corporation to be dated February 5, 1999, in Registration Statement File No. 33-3-3040 and Amendment No. 3 to Registration Statement Nos. 333-67579, 333-67581, 333-67581-01, 333-67581-02, 333-67581-03 and 333-67581-04 on Form S-3 and
Registration Statement File Nos. 33-3-3042, 33-3-3044 and 333-27987 on Form S-8. It should be noted that we have not audited any financial statements of Union Bank and subsidiaries subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.




San Francisco, California
February 4, 1999